Exhibit 99.1

Enbridge Announces Executive Leadership Changes

October 2, 2025

CALGARY, AB, October 2, 2025/ CNW/ - Enbridge Inc. (Enbridge or the Company) today announced the following executive leadership changes, effective January 1, 2026.

Cynthia Hansen, Executive Vice President and President, Gas Transmission, has decided to retire on January 1, 2027. To ensure a smooth transition, Ms. Hansen will move into a Special Advisor to the CEO role beginning January 1, 2026. Greg Ebel, President and CEO said “It is with gratitude and mixed emotions I announce Cynthia’s retirement. Over her tenure, Cynthia has provided outstanding leadership across three Business Units and the S&R Corporate Function. Beyond these leadership roles, Cynthia has also made significant contributions to our company, inspiring the career growth of many colleagues and championing inclusion in our workplace. “It’s been an honor to work alongside Cynthia, and we recognize her leadership and dedication to Enbridge.”

Matthew Akman, Executive Vice President, Corporate Strategy and President, Power, has been appointed Executive Vice President and President, Gas Transmission, to succeed Ms. Hansen. In his current capacity, Mr. Akman has played a pivotal role in shaping Enbridge’s strategic direction, overseeing the corporate planning process, and all global renewable power operations and development. Leveraging this experience, he will continue to drive operational excellence and pursue strategic growth initiatives across our GTM platform. Mr. Akman will relocate from Toronto to Houston and assume his new responsibilities effective January 1, 2026.

Allen Capps, currently Senior Vice President, Commercial, GTM, has been appointed Senior Vice President, Strategy & President, Power effective January 1, 2026. He will oversee corporate strategic planning and oversee all global renewable power operations and development. Mr. Capps’ strong leadership and his prior roles, including Senior Vice President Corporate Development and Energy Services and SVP & Chief Accounting Officer, have equipped him to continue to grow our Power Business Unit and strengthen our Corporate Strategic Plan.

“Matthew’s appointment to Executive Vice President and President, Gas Transmission and Allen’s appointment to Senior Vice President Strategy and President, Power illustrates our ongoing emphasis on developing our people and further strengthening our executive team for the future.”

About Enbridge Inc.

At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil and renewable power networks and our growing European offshore wind portfolio. We’re investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on more than a century of operating conventional energy infrastructure and two decades of experience in renewable power to advance new technologies including hydrogen, renewable natural gas and carbon capture and storage. Headquartered in Calgary, Alberta, Enbridge’s common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com.

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SOURCE Enbridge Inc.